Final pursuant to Rule 433

Registration Statement No. 333-180300-03

March 2013

Credit Suisse Structured Product Offering List

Please find the indicative terms for our March brokerage offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected and subject to change due to market conditions. The sales commissions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. For more information, please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Brokerage Alternatives

18 Month RTY FXI Callable Yield Notes
Unless the securities are redeemed earlier, the investor is entitled to receive a coupon expected to be between [6.25%-6.75%]* per annum. Subject to Early Redemption, if a Knock-In Event occurs, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the redemption amount will equal the principal amount of the securities held.
CUSIP	Coupon* (per annum)	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Call/Pay Schedule	Trade Date	Settlement Date	Maturity Date
22546T2X8	[6.25%-6.75%] p.a.	Worst of: Russell 2000® Index & iShares FTSE/Xinhua China 25 Index Fund	Approx. 70.00%	1.50%			Call Quarterly/Pay Monthly	3/25/13	3/28/13	9/29/14

3 Year EFA Buffered Accelerated Return Equity Securities
If the Final Level of the Underlying is greater than or equal to the Initial Level, the investor is entitled to receive a payment at maturity based on the lesser of the Upside Participation Rate, expected to be 200%, times the percentage change from the Initial Level to the Final Level of the Underlying and the Underlying Return Cap, expected to be between [20.00%-24.00%]. If the Underlying depreciates by more than the Buffer Amount of 15.00%, the redemption amount at maturity will equal the principal amount multiplied by the sum of one plus the performance of the Underlying offset by the Buffer Amount. Therefore, investor can lose up to 85% of the principal amount. If the Underlying depreciates by not more than a Buffer Amount, the redemption amount at maturity will equal the principal amount.
CUSIP	Return Profile (at maturity)	Underlying(s)	Buffer Amount	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546T2V2	• If Final Level > Initial Level, then the lesser of [200%] times the performance of the Underlying and [20.00%-24.00%]. • If Final Level < Initial Level, but > 85% of Initial Level, then the principal amount. • If Final Level < Initial Level, and < 85% of Initial Level, then negative return.	iShares® MSCI EAFE® Index Fund	15.00%	2.00%			3/25/13	3/28/13	3/28/16

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Advisory Alternatives

12 Month SPX RTY Callable Yield Notes
Unless the securities are redeemed earlier, the investor is entitled to receive a coupon expected to be between [5.00%-5.50%]* per annum. Subject to Early Redemption, if a Knock-In Event occurs, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the redemption amount will equal the principal amount of the securities held.
CUSIP	Coupon* (per annum)	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Call/Pay Schedule	Trade Date	Settlement Date	Maturity Date
22546TZ61	[5.00%-5.50%] p.a.	Worst of: S&P 500® Index & Russell 2000® Index	Approx. 70.00%	n/a			Monthly	3/28/13	4/3/13	4/3/14

3 Year RTY Daily Range Accrual Securities
Investor is entitled to receive a contingent coupon expected to be between [5.00%-5.50%]* per annum for each Accrual Day the Underlying is above 85%* of its Initial Level. The contingent coupon, if any, will be paid monthly. If the Final Level of the Underlying is equal to or greater than 85%* of its Initial Level, the Redemption Amount will equal the principal amount of the securities held. If the Final Level of the Underlying is less than 85%* of its Initial Level, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the depreciation of the Underlying plus the Buffer Amount.
CUSIP	Contingent Coupon* (per annum)	Underlying(s)	Buffer Amount*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546T2W0	• [5.00%-5.50%] p.a. for each Accrual Day the Underlying is above 85% of the Initial Level	Russell 2000® Index	15.00%	n/a			3/28/13	4/3/13	4/4/16

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.